Exhibit 107

Calculation of Filing Fee Table

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
(Form Type)
AGILETHOUGHT, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Class A Common Stock (Primary Offering)	457(c)	10,861,250(2)	$11.50(3)	$124,904,375	0.000109	$13,628
Fees Previously Paid	Equity	Class A Common Stock (Secondary Offering)	457(c)	38,532,805(4)	$11.75(5)	$452,760,459	0.000109	$49,397
Fees Previously Paid	Equity	Warrants to Purchase Class A Common Stock	457(i)	2,811,250(6)	—	—	0.000109	—(7)
		Total Offering Amounts				$577,664,834		$63,025
		Total Fees Previously Paid						$63,025
		Total Fee Offsets						—
		Net Fee Due						$0(8)

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.
(2)	Consists of the primary issuance of 10,861,250 shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”), consisting of (i) 2,811,250 shares of Class A Common Stock issuable upon exercise of warrants originally issued in a private placement (the “private warrants”) in connection with the initial public offering of LIV Capital Acquisition Corp. (“LIVK”) by the holders thereof and (ii) 8,050,000 shares of Class A Common Stock issuable upon exercise of the public warrants originally issued in the initial public offering of LIVK (the “public warrants” and together with the private warrants, the “Warrants”) by the holders thereof,
(3)	Based upon the $11.50 exercise price per share of Class A Common Stock issuable upon exercise of the Warrants.
(4)	Consists of 38,532,805 shares of Class A Common Stock registered for resale by the selling securityholders named in this registration statement, consisting of (i) 2,760,000 shares of Class A Common Stock issued in private placement pursuant to subscription agreements entered into in connection with the Business Combination, (ii) 32,961,555 issued and outstanding shares of Class A Common Stock and (iii) 2,811,250 shares of Class A Common Stock issuable upon exercise of the private warrants.
(5)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $11.75, which is the average of the high and low prices of the Class A Common Stock on September 13, 2021 on the Nasdaq Capital Market.
(6)	Represents the resale of 2,811,250 private warrants, which were issued on December 13, 2019 and will become exercisable on September 22, 2021.
(7)	In accordance with Rule 457(i), the entire registration fee for the warrants is allocated to the shares of Class A Common Stock underlying the warrants, and no separate fee is payable for the warrants.
(8)	A registration fee of $63,025 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on September 14, 2021. Accordingly, no registration fee is being paid with this Post-Effective Amendment No. 2 to the Registration Statement.